Exhibit 99.01

www.epelectric.com

News Release
For Immediate Release
Date: August 6, 2019

El Paso Electric Announces Second Quarter 2019 Financial Results
Overview
Generally Accepted Accounting Principles ("GAAP") Financial Measures

•
For the second quarter of 2019, El Paso Electric Company ("EE" or the "Company") reported net income of $26.1 million, or $0.64 basic and diluted earnings per share. In the second quarter of 2018, EE reported net income of $33.3 million, or $0.82 basic and diluted earnings per share.

•
For the six months ended June 30, 2019, EE reported net income of $32.2 million, or $0.79 basic and diluted earnings per share. Net income for the six months ended June 30, 2018, was $26.3 million, or $0.65 basic and diluted earnings per share.

Non-GAAP Financial Measures

•
For the second quarter of 2019, EE reported adjusted net income of $21.9 million, or $0.54 adjusted basic earnings per share. In the second quarter of 2018, EE reported adjusted net income of $30.8 million, or $0.76 adjusted basic earnings per share. Adjusted net income and adjusted basic earnings per share, both non-GAAP financial measures, exclude the impact of changes in the fair value of equity securities and realized gains (losses) from the sale of both equity and fixed income securities.

•
For the six months ended June 30, 2019, EE reported adjusted net income of $15.2 million, or $0.37 adjusted basic earnings per share. In the six months ended June 30, 2018, EE reported adjusted net income of $25.9 million, or $0.64 adjusted basic earnings per share.

Refer to "Use of Non-GAAP Financial Measures" beginning on page 5 of this news release for a reconciliation of Adjusted Net Income and Adjusted Basic Earnings Per Share (non-GAAP financial measures) to Net Income and Basic Earnings Per Share, the most directly comparable GAAP financial measures, respectively.

“During this difficult time, we want to extend our condolences to everyone affected by the recent tragedy in our community,” said Adrian J. Rodriguez, Interim Chief Executive Officer. “We are working with our community partners to provide support to victim relief efforts. El Paso is a loving and welcoming community, and our reaction to tragedies like this is what defines us. We will continue to remain strong, open and giving. I also want to thank everyone for the overwhelming, heartfelt outreach and condolences that we have received in the last few days.”

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

Earnings Summary
The table and explanations below are presented on a GAAP basis and indicate the major factors affecting net income during the three months and six months ended June 30, 2019, relative to net income during the three months and six months ended June 30, 2018 (in thousands except Basic EPS data):

	Three Months Ended			Six Months Ended
	Pre-Tax Effect	After-Tax Effect	Basic EPS	Pre-Tax Effect	After-Tax Effect	Basic EPS
June 30, 2018		$33,295	$0.82		$26,329	$0.65
Changes in:
Retail non-fuel base revenues	(12,389)	(9,787)	(0.24)	(11,273)	(8,905)	(0.22)
Strategic transaction costs	(5,675)	(4,483)	(0.11)	(5,675)	(4,483)	(0.11)
O&M expenses at fossil-fuel generating plants	4,061	3,208	0.08	3,535	2,792	0.07
Investment and interest income, NDT	2,204	1,770	0.04	20,812	16,608	0.40
Other		2,123	0.05		(126)	—
June 30, 2019		$26,126	$0.64		$32,215	$0.79
Second Quarter of 2019
Net income for the three months ended June 30, 2019, when compared to the three months ended June 30, 2018, was negatively affected by (presented on a pre-tax basis):

•
Decreased retail non-fuel base revenues primarily due to decreased revenues from (i) residential customers of $9.5 million caused by a 13.9% decrease in kilowatt-hour ("kWh") sales, (ii) small commercial and industrial customers of $1.9 million caused by a 5.6% decrease in kWh sales, and (iii) sales to public authorities of $0.9 million caused by a 7.1% decrease in kWh sales. The decreases in kWh sales primarily resulted from overall milder weather, partially offset by customer growth of 1.6% in the three months ended June 30, 2019, compared to the three months ended June 30, 2018. Cooling degree days decreased 27.4% in the three months ended June 30, 2019, when compared to the three months ended June 30, 2018, and were 11.7% below the 10-year average. Non-fuel base revenues and kWh sales for the three months ended June 30, 2019, are provided by customer class on page 16 of this news release.

•
Increased strategic transaction costs of $5.7 million incurred in connection with the proposed merger between the Company and an affiliate of the Infrastructure Investments Fund, an investment vehicle advised by J.P. Morgan Investment Management Inc. ("IIF"). Refer to "Agreement and Plan of Merger" on page 3 of this news release for further details.

Net income for the three months ended June 30, 2019, when compared to the three months ended June 30, 2018, was positively affected by (presented on a pre-tax basis):

•
Decreased operations and maintenance ("O&M") expenses related to the Company's fossil-fuel generating plants primarily due to decreased outage costs at Newman Power Station ("Newman") Units 1 & 2 and Rio Grande Power Station ("Rio Grande") Unit 8, and decreased maintenance costs at Newman.

•
Increased investment and interest income, NDT primarily due to net realized and unrealized gains of $5.2 million for the three months ended June 30, 2019, compared to net realized and unrealized gains of $3.1 million for the three months ended June 30, 2018, on securities held in the Company's Palo Verde

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

nuclear decommissioning trust funds ("NDT"). Refer to "Use of Non-GAAP Financial Measures" for further details.

First Six Months of 2019

Net income for the six months ended June 30, 2019, when compared to the six months ended June 30, 2018, was positively affected by (presented on a pre-tax basis):

•
Increased investment and interest income, NDT primarily due to net realized and unrealized gains of $21.2 million for the six months ended June 30, 2019, compared to net realized and unrealized gains of $0.6 million for the six months ended June 30, 2018, on securities held in the NDT. Refer to "Use of Non-GAAP Financial Measures" for further details.

•
Decreased O&M expenses related to the Company's fossil-fuel generating plants primarily due to decreased outage costs at Rio Grande Unit 8 and Newman Units 1 & 2, and decreased maintenance at Newman. These decreases were partially offset by increased outage costs at Newman Unit 4 and increased maintenance costs at Montana Power Station.

Net income for the six months ended June 30, 2019, when compared to the six months ended June 30, 2018, was negatively affected by (presented on a pre-tax basis):

•
Decreased retail non-fuel base revenues primarily due to decreased revenues from (i) residential customers of $8.4 million caused by a 7.0% decrease in kWh sales, (ii) small commercial and industrial customers of $2.2 million caused by a 3.4% decrease in kWh sales, and (iii) sales to public authorities of $0.8 million caused by a 3.6% decrease in kWh sales. The decreases in kWh sales primarily resulted from overall milder weather, partially offset by customer growth of 1.6% in the six months ended June 30, 2019, compared to the six months ended June 30, 2018. Cooling degree days decreased 26.7% in the six months ended June 30, 2019, when compared to the six months ended June 30, 2018, and were 11.3% below the 10-year average. Non-fuel base revenues and kWh sales for the six months ended June 30, 2019, are provided by customer class on page 18 of this news release.

•
Increased strategic transaction costs of $5.7 million incurred in connection with the proposed merger between the Company and IIF. Refer to "Agreement and Plan of Merger" on page 3 of this news release for further details.

Agreement and Plan of Merger

On June 1, 2019, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement"), by and among the Company, Sun Jupiter Holdings LLC, a Delaware limited liability company ("Parent"), and Sun Merger Sub Inc., a Texas corporation and wholly owned subsidiary of Parent ("Merger Sub"). Pursuant to the Merger Agreement, on and subject to the terms and conditions set forth therein, Merger Sub will merge with and into the Company (the "Merger"), with the Company continuing as the surviving corporation in the Merger and becoming a wholly owned subsidiary of Parent. Parent and Merger Sub are affiliates of IIF.

On and subject to the terms and conditions set forth in the Merger Agreement, upon closing of the Merger, each share of common stock of the Company shall be cancelled and converted into the right to receive $68.25 in cash, without interest (the "Merger Consideration").

Consummation of the Merger is subject to various conditions, including: (1) approval of the shareholders of the Company, (2) expiration or termination of the applicable Hart-Scott-Rodino Act waiting period, (3) receipt of all required regulatory and statutory approvals without the imposition of a Burdensome Condition, (4) absence of any law or order prohibiting the consummation of the Merger and (5) other customary closing conditions, including (a) subject to materiality qualifiers, the accuracy of each party's representations and warranties, (b)

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

each party's compliance in all material respects with its obligations and covenants under the Merger Agreement and (c) the absence of a material adverse effect with respect to the Company.

The Merger Agreement contains certain termination rights for both the Company and Parent, including if the Merger is not consummated by June 1, 2020 (subject to extension for an additional three months if all of the conditions to closing, other than the conditions related to obtaining regulatory approvals, have been satisfied). The Merger Agreement also provides for certain termination rights for each of the Company and Parent, and provides that, upon termination of the Merger Agreement under certain specified circumstances, Parent would be required to pay a termination fee of $170 million to the Company, and under other specified circumstances, the Company would be required to pay Parent a termination fee of $85 million.

The Company expects that the Company and Parent will submit their filings relating to the Merger with the Federal Energy Regulatory Commission ("FERC"), the U.S. Nuclear Regulatory Commission, the Federal Communications Commission, the Public Utility Commission of Texas ("PUCT") and the New Mexico Public Regulation Commission ("NMPRC") in August 2019. The Company also expects that the Company and Parent will submit their filings with the Antitrust Division of the Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Act in August 2019. Under the Merger Agreement, the consent to the Merger by the City of El Paso under its franchise agreement with the Company is a condition to the closing of the Merger. Under the franchise agreement, if the City of El Paso does not grant its consent to the Merger, the franchise agreement would terminate upon the closing of the Merger. On August 2, 2019, the Company filed a definitive proxy statement with the SEC in connection with the Merger. A special shareholder meeting to vote on matters relating to the Merger is scheduled to be held on September 19, 2019. Subject to receipt of remaining approvals and satisfaction of the other closing conditions, the Company anticipates that the closing of the Merger will occur in the first half of 2020.

For more information regarding the terms of the Merger, including a copy of the Merger Agreement, see the Company's Current Report on Form 8-K filed with the SEC on June 3, 2019 and its definitive proxy statement relating to the special meeting of shareholders filed with the U.S. Securities and Exchange Commission (the "SEC") on August 2, 2019.

Company Leadership Changes
On June 25, 2019, Mary E. Kipp, President and Chief Executive Officer of the Company, informed the Board that she was resigning from her positions at the Company and as a member of the Board effective August 1, 2019 to become the President of Puget Sound Energy, Inc. and Puget Energy, Inc. On June 28, 2019, effective upon Ms. Kipp’s resignation, the Board appointed (i) Mr. Adrian J. Rodriguez, then Senior Vice President, General Counsel and Assistant Secretary of the Company, to the role of interim Chief Executive Officer, and (ii) Ms. Elaina L. Ball, then Senior Vice President and Chief Administrative Officer of the Company, to the role of Senior Vice President and Interim Chief Operating Officer of the Company. On July 25, 2019, in accordance with Article III, Section 3 of the Amended and Restated Bylaws of the Company, the Board of Directors of the Company appointed Mr. Rodriguez to fill the vacancy on the Board, effective August 1, 2019, created by the resignation of Ms. Kipp, effective August 1, 2019. Mr. Rodriguez will initially serve as a Class I Director of the Company, filling the unexpired term of Ms. Kipp.

For more information, see El Paso Electric Company's Current Report on Form 8-K filed with the SEC on July 1, 2019.

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

Regulatory Matters
Texas Regulatory Matters
Transmission Cost Recovery Factor. On January 25, 2019, the Company filed an application with the PUCT to establish its Transmission Cost Recovery Factor ("TCRF"), which was assigned PUCT Docket No. 49148 (the "2019 TCRF rate filing"). The 2019 TCRF rate filing is designed to recover a requested $8.2 million of Texas jurisdictional transmission revenue requirement that is not currently being recovered in the Company’s Texas base rates for transmission-related investments placed in service from October 1, 2016, through September 30, 2018, net of retirements. On April 30, 2019, the Company revised the request to $8.1 million to reflect a reclassified item that would likely be included in a future Distribution Cost Recovery Factor ("DCRF") filing. The Administrative Law Judges ordered a suspension of the hearing date to allow the parties to explore settlement options. On May 13, 2019, the parties filed a settlement status report and will continue to file updates as necessary. On June 26, 2019, abatement of the schedule was lifted and the parties were required to submit proposed hearing dates, which are expected to begin in August 2019, if a settlement is unsuccessful. In the meantime, settlement discussions between the parties are continuing. The Company cannot predict the outcome of this filing at this time. Pursuant to the procedural order issued on February 20, 2019, the Company's existing TCRF rate was approved on an interim basis and became effective July 30, 2019, subject to any refund or surcharge to the extent the PUCT's final order establishes a TCRF rate that differs from the interim rate.

Distribution Cost Recovery Factor. On March 28, 2019, the Company filed an application with the PUCT and each of its Texas municipalities to establish its DCRF, which was assigned PUCT Docket No. 49395 (the "2019 DCRF rate filing"). The 2019 DCRF rate filing is designed to recover a requested $7.9 million of Texas jurisdictional distribution revenue requirement that is not currently being recovered in the Company's Texas base rates for distribution-related investments placed in service from October 1, 2016, through December 31, 2018, net of retirements. On June 11, 2019, hearings scheduled for June 13, 2019, were cancelled at the request of all parties to explore settlement options. The briefing in the case is complete, and settlement discussions between the parties are continuing. The Company cannot predict the outcome of this filing at this time.

New Mexico Regulatory Matters
The Company was required to file its next New Mexico base rate case no later than July 31, 2019. On July 10, 2019, the NMPRC issued an order approving a joint request by the Company, NMPRC Staff, and the New Mexico Attorney General to delay filing of the Company's next base rate case until after the conclusion of a proceeding addressing the Merger. The Company and IIF expect to file their Joint Application for regulatory approvals with the NMPRC requesting approval of the Merger in August 2019. The NMPRC order requires the Company to file its next rate case application within three months of the conclusion of the proceeding addressing the Merger. The Company cannot predict the outcome of this filing at this time.
Use of Non-GAAP Financial Measures
As required by ASU 2016-01, Financial Instruments - Recognition and Measurement of Financial Assets and Financial Liabilities, changes in the fair value of equity securities are recognized in the Company's Statements of Operations. This standard added the potential for significant volatility to the Company's reported results of operations as changes in the fair value of equity securities may occur. Furthermore, the equity investments included in the NDT are significant and are expected to increase significantly during the remaining life (estimated to be 26 to 29 years) of the Palo Verde Generating Station ("Palo Verde"). Accordingly, the Company has provided the following non-GAAP financial measures to exclude the impact of changes in fair value of equity securities and realized gains (losses) from the sale of both equity and fixed income securities. Reconciliations of both non-GAAP financial measures to the most directly comparable financial information presented in accordance with

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

GAAP are presented in the table below. Non-GAAP adjusted net income is reconciled to GAAP net income, and non-GAAP adjusted basic earnings per share is reconciled to GAAP basic earnings per share.

	Three Months Ended
	June 30,
	2019 (a)	2018
	(In thousands except for per share data)
Net income (GAAP)	$26,126	$33,295
Adjusting items before income tax effects
Unrealized gains, net	(5,209)	(983)
Realized gains, net	(17)	(2,119)
Total adjustments before income tax effects	(5,226)	(3,102)
Income taxes on above adjustments	1,045	621
Adjusting items, net of income taxes	(4,181)	(2,481)
Adjusted net income (non-GAAP)	$21,945	$30,814

Basic earnings per share (GAAP)	$0.64	$0.82
Adjusted basic earnings per share (non-GAAP)	$0.54	$0.76
(a) Net income (GAAP) and Adjusted net income (non-GAAP) include a pre-tax charge of $5.7 million or $0.11 per share, after-tax, of strategic transaction costs.

	Six Months Ended
	June 30,
	2019 (a)	2018
	(In thousands except for per share data)
Net income (GAAP)	$32,215	$26,329
Adjusting items before income tax effects
Unrealized (gains) losses, net	(21,899)	2,798
Realized (gains) losses, net	684	(3,391)
Total adjustments before income tax effects	(21,215)	(593)
Income taxes on above adjustments	4,243	119
Adjusting items, net of income taxes	(16,972)	(474)
Adjusted net income (non-GAAP)	$15,243	$25,855

Basic earnings per share (GAAP)	$0.79	$0.65
Adjusted basic earnings per share (non-GAAP)	$0.37	$0.64
(a) Net income (GAAP) and Adjusted net income (non-GAAP) include a pre-tax charge of $5.7 million or $0.11 per share, after-tax, of strategic transaction costs.
Adjusted net income and adjusted basic earnings per share are not measures of financial performance under GAAP and should not be considered as an alternative to net income and basic earnings per share, respectively. Furthermore, the Company's presentation of any non-GAAP financial measure may not be comparable to similarly titled measures used by other companies. The Company believes adjusted net income and adjusted basic earnings per share are useful financial measures for investors and analysts in understanding the Company's core operating

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

performance because each measure removes the effects of variances reported in the Company's results of operations that are not indicative of fundamental changes in the earnings capacity of the Company. Non-GAAP financial information should be read together with, and is not an alternative or substitute for, the Company's financial results reported in accordance with GAAP.
Quarterly Cash Dividend
On May 23, 2019, our Board of Directors approved an increase to the quarterly cash dividend to $0.385 per share of common stock from our previous quarterly rate of $0.36 per share. This represents an increase in the annualized cash dividend from $1.44 to $1.54 per share. The dividend increase commenced with the June 28, 2019, dividend payment to shareholders of record as of the close of business on June 14, 2019.
Under the Merger Agreement, the Company may not declare or pay dividends or distributions on shares of common stock in an amount in excess of $0.385 per share for quarterly dividends declared before June 1, 2020 and $0.41 per share for quarterly dividends declared on or after June 1, 2020. For more information about the Merger, refer to "Agreement and Plan of Merger" on page 3 of this news release.
On July 25, 2019, our Board of Directors declared a quarterly cash dividend of $0.385 per share payable on September 30, 2019, to shareholders of record as of the close of business on September 16, 2019.

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

Capital and Liquidity
As of June 30, 2019, our capital structure, including common stock equity, long-term debt, and short-term borrowings under the revolving credit facility ("RCF") consisted of 43.0% common stock equity and 57.0% debt. At June 30, 2019, we had a balance of $12.9 million in cash and cash equivalents. Based on current projections, we believe that we will have adequate liquidity through our current cash balances, cash from operations, available borrowings under the RCF and debt issuances in the capital markets or, after the closing of the Merger, an equity commitment from the Parent to meet all of our anticipated cash requirements during the next twelve months.
Cash flows from operations for the six months ended June 30, 2019, were $57.6 million, compared to $74.4 million for the six months ended June 30, 2018. A component of cash flows from operations is the change in net over-collection and under-collection of fuel revenues. The difference between fuel revenues collected and fuel expense incurred is deferred to be either refunded (over-recoveries) or surcharged (under-recoveries) to customers in the future. During the six months ended June 30, 2019, we had fuel over-recoveries of $10.7 million compared to over-recoveries of fuel costs of $1.0 million during the six months ended June 30, 2018. At June 30, 2019, we had a net fuel over-recovery balance of $21.7 million, including over-recoveries of $20.3 million in our Texas, $1.3 million in our New Mexico and $0.1 million in our FERC jurisdictions. On April 29, 2019, the Company filed a petition with the PUCT, which was assigned PUCT Docket No. 49482, requesting authority to implement, beginning on June 1, 2019, a four-month, interim fuel refund of $19.4 million in fuel cost over-recoveries, including interest, for the period from April 2016 through March 2019. On May 30, 2019, the Company's fuel refund was approved on an interim basis. The Company implemented the fuel refund in customer bills on June 1, 2019. An agreed proposed order approving final rates was filed by all parties on June 10, 2019, and the case has been remanded to the PUCT for a final order.
During the six months ended June 30, 2019, our primary capital requirements were related to the construction and purchase of electric utility plant, payment of common stock dividends and purchases of nuclear fuel. Capital expenditures for new electric utility plant were $112.4 million in the six months ended June 30, 2019, compared to $117.3 million in the six months ended June 30, 2018. Capital expenditures for 2019 are expected to be approximately $249 million. Capital requirements for purchases of nuclear fuel were $16.8 million in the six months ended June 30, 2019, compared to $18.9 million in the six months ended June 30, 2018.
On June 28, 2019, we paid a quarterly cash dividend of $0.385 per share, or $15.7 million, to shareholders of record as of the close of business on June 14, 2019. We paid a total of $30.4 million in cash dividends during the six months ended June 30, 2019. At the current dividend rate, we expect to pay cash dividends of approximately $61.7 million during 2019. Under the Merger Agreement, the Company may not declare or pay dividends or distributions on shares of common stock in an amount in excess of $0.385 per share for quarterly dividends declared before June 1, 2020 and $0.41 per share for quarterly dividends declared on or after June 1, 2020. Shareholders will continue to be entitled to receive any quarterly cash dividends, including a "stub period" dividend with respect to the period between the last quarterly dividend paid by the Company and the closing of the Merger.
Our cash requirements for federal and state income taxes vary from year to year based on taxable income, which is influenced by the timing of revenues and expenses recognized for income tax purposes. The following summary describes the major impacts of the federal legislation commonly referred to as the Tax Cuts and Jobs Act of 2017 (the "TCJA") on our liquidity.
The TCJA discontinued bonus depreciation for regulated utilities, which reduced tax deductions previously available to us beginning in 2018. The decrease in tax deductions results in the utilization of our net operating loss carryforwards (“NOL carryforwards”) and other carryforwards approximately one year earlier than previously anticipated and is expected to result in higher income tax payments beginning in 2020, after the full utilization of NOL and other carryforwards. However, due to the lower federal corporate income tax rate enacted

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

by the TCJA, our future federal corporate income tax payments will be made at the reduced rate of 21%. Due to NOL carryforwards, minimal tax payments are expected for 2019, which are mostly related to state income taxes.
The effect of the TCJA on our rates is beneficial to our customers. Following the enactment of the TCJA and the reduction of the federal corporate income tax rate, revenues collected from our customers in 2018 were reduced by $28.2 million, which negatively impacted our cash flows. A comparable amount is expected during 2019.
We received approval from the NMPRC on October 7, 2015, to guarantee the issuance of up to $65.0 million of long-term debt by the Rio Grande Resources Trust (the "RGRT") to finance future purchases of nuclear fuel and to refinance existing nuclear fuel debt obligations. We received additional approval from the NMPRC on October 4, 2017, to amend and extend the RCF, issue up to $350.0 million in long-term debt and to redeem and refinance the $63.5 million 2009 Series A 7.25% Pollution Control Bonds ("PCBs") and the $37.1 million 2009 Series B 7.25% PCBs. The NMPRC approval to issue up to $350.0 million in long-term debt supersedes its prior approval. We received approval from the FERC on October 31, 2017, to issue up to $350.0 million in long-term debt, to guarantee the issuance of up to $65.0 million of long-term debt by the RGRT, and to continue to utilize our existing RCF with the ability to amend and extend the RCF at a future date, and to redeem, refinance and/or replace the 2009 Series A 7.25% PCBs and 2009 Series B 7.25% PCBs with debt of equal face value. The authorization approved by the FERC was effective from November 15, 2017 through November 14, 2019, and superseded its prior approvals.
Under these authorizations, on June 28, 2018, the Company issued $125.0 million in aggregate principal amount of 4.22% Senior Notes due August 15, 2028, and guaranteed the issuance by the RGRT of $65.0 million in aggregate principal amount of 4.07% Senior Guaranteed Notes due August 15, 2025. The net proceeds from the sale of these senior notes were used to repay outstanding short-term borrowings under the RCF, which included borrowings made for working capital, general corporate purposes and the purchase of nuclear fuel. Also, under these authorizations, on September 13, 2018, the Company and RGRT entered into a third amended and restated credit agreement where we have available a $350.0 million RCF with a term ending on September 13, 2023. We may increase the RCF by up to $50.0 million (to a total of $400.0 million) during the term of the RCF, upon the satisfaction of certain conditions more fully set forth in the agreement, including obtaining commitments from lenders or third party financial institutions. In addition, we may extend the maturity date of the RCF up to two times, in each case for an additional one-year period upon the satisfaction of certain conditions. On February 1, 2019, the Company purchased in lieu of redemption all of the 2009 Series A 7.25% PCBs utilizing funds borrowed under the RCF. On April 1, 2019, the Company purchased in lieu of redemption all of the 2009 Series B 7.25% PCBs utilizing funds borrowed under the RCF. On May 22, 2019, the Company reoffered and sold $63.5 million aggregate principal amount of 2009 Series A 7.25% PCBs and $37.1 million aggregate principal amount of 2009 Series B 7.25% PCBs with a fixed interest rate of 3.60% per annum until the bonds mature on February 1, 2040 and April 1, 2040, respectively. The bonds are subject to optional redemption at a redemption price of par on or after June 1, 2029. Proceeds from the remarketing of the bonds were primarily used to repay outstanding short-term borrowings under the RCF.
On March 27, 2019, NMPRC issued a final order approving the Company's request to issue shares of common stock, including the reissuance of treasury shares, in an amount up to $200.0 million in one or more transactions. On April 18, 2019, the Company received approval from the FERC to issue shares of common stock, including the reissuance of treasury shares, in an amount up to $200.0 million in one or more transactions; to utilize the existing RCF for short-term borrowings not to exceed $400.0 million at any one time; to issue up to $225.0 million in new long-term debt; and to remarket the $63.5 million Series A 7.25% PCBs and the $37.1 million Series B 7.25% PCBs in the form of replacement bonds or senior notes of equivalent value, not to exceed $100.6 million. The authorization approved by the FERC is effective from April 18, 2019 through April 18, 2021, and supersedes its prior approvals. Pursuant to the Merger Agreement, the Company has agreed not to issue or authorize the issuance of any equity securities, subject to certain limited exceptions.

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

We maintain the RCF for working capital and general corporate purposes and financing of nuclear fuel through the RGRT. The RGRT, the trust through which we finance our portion of nuclear fuel for Palo Verde, is consolidated in our financial statements. The total amount borrowed for nuclear fuel by the RGRT, excluding debt issuance costs, was $137.3 million at June 30, 2019, of which $27.3 million had been borrowed under the RCF, and $110.0 million was borrowed through the issuance of senior notes. Borrowings by the RGRT for nuclear fuel, excluding debt issuance costs, were $134.4 million as of June 30, 2018, of which $24.4 million had been borrowed under the RCF and $110.0 million was borrowed through the issuance of senior notes. Interest costs on borrowings to finance nuclear fuel are accumulated by the RGRT and charged to us as fuel is consumed and recovered through fuel recovery charges. At June 30, 2019, $133.5 million was outstanding under the RCF for working capital and general corporate purposes. At June 30, 2018, $56.0 million was outstanding under the RCF for working capital and general corporate purposes. Total aggregate borrowings under the RCF at June 30, 2019, were $160.8 million with an additional $189.1 million available to borrow.
2019 Earnings Guidance
In light of the proposed Merger, the Company will no longer provide guidance nor is it affirming past guidance.
Conference Call
In light of the recent tragedy that occurred in our community, El Paso Electric Company will cancel its second quarter 2019 earnings conference call. Please refer to the information provided herein and in our SEC filings. The information is posted on the Company's website at http://www.epelectric.com. For any additional information please contact our Investor Relations Department at (800) 592-1634 or Investor_Relations@epelectric.com.

Safe Harbor

This news release includes statements that are forward-looking statements made pursuant to the safe harbor provisions of the Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the proposed Merger, shareholder and regulatory approvals, the expected timetable for completing the proposed Merger and for obtaining such regulatory approvals; statements regarding the impact of the TCJA; statements regarding current regulatory filings and anticipated regulatory filings; statements regarding expected capital expenditures; statements regarding expected dividends; and statements regarding the adequacy of our liquidity to meet cash requirements. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: failure to obtain the required vote of EE’s shareholders; the timing to consummate the proposed Merger; satisfaction of the conditions to closing of the proposed Merger may not be satisfied; the risk that a regulatory approval that may be required for the proposed Merger is not obtained or is obtained subject to conditions that are not anticipated; the diversion of management’s time on Merger-related issues.

Additional information concerning factors that could cause actual results to differ materially from those expressed in forward-looking statements is contained in EE's most recently filed periodic reports and in other filings made by EE with the SEC, and include, but is not limited to: (i) the impact of the TCJA and other U.S. tax reform legislation; (ii) increased prices for fuel and purchased power and the possibility that regulators may not permit EE to pass through all such increased costs to customers or to recover previously incurred fuel costs in rates; (iii) full and timely recovery of capital investments and operating costs through rates in Texas and New Mexico, and at the FERC; (iv) uncertainties and instability in the general economy and the resulting impact on EE's sales and profitability; (v) changes in customers' demand for electricity as a result of energy efficiency initiatives and emerging competing services and technologies, including distributed generation; (vi) unanticipated increased costs associated with scheduled and unscheduled outages of generating plant; (vii) unanticipated maintenance, repair, or replacement costs for generation, transmission, or distribution facilities and the recovery of proceeds

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

from insurance policies providing coverage for such costs; (viii) the size of our construction program, the receipt of necessary permits and approvals and our ability to complete construction on budget and on time; (ix) potential delays in our construction and resource contracting schedule due to legal challenges or other reasons; (x) costs at Palo Verde; (xi) decisions and actions of EE's regulators and the resulting impact on EE's cost of capital, sales and profitability; (xii) deregulation and competition in the electric utility industry; (xiii) possible increased costs of compliance with environmental or other laws, regulations and policies; (xiv) possible income tax and interest payments as a result of audit adjustments proposed by the Internal Revenue Service or state taxing authorities; (xv) uncertainties and instability in the financial markets and the resulting impact on EE's ability to access the capital and credit markets; (xvi) actions by credit rating agencies; (xvii) possible physical or cyber-attacks, intrusions or other catastrophic events; (xviii) a U.S. Government shutdown and the resulting impact on EE's sales and profitability; and (xix) other factors of which we are currently unaware or deem immaterial. EE's filings are available from the SEC or may be obtained through EE's website, http://www.epelectric.com. Any such forward-looking statement is qualified by reference to these risks and factors. EE cautions that these risks and factors are not exclusive. Management cautions against putting undue reliance on forward-looking statements or projecting any future results based on such statements or present or prior earnings levels. Forward-looking statements speak only as of the date of this news release, and EE does not undertake to update any forward-looking statement contained herein.

Additional Information and Where to Find It

In connection with the proposed Merger, EE filed a definitive proxy statement with the SEC on August 2, 2019, and intends to file other materials with the SEC. EE also mailed or otherwise provided to its shareholders such proxy statement regarding the proposed Merger. BEFORE MAKING ANY VOTING DECISION, EE’S SHAREHOLDERS WERE URGED TO CAREFULLY READ THE PROXY STATEMENT IN ITS ENTIRETY AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY CONTAINED IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND THE PARTIES TO THE PROPOSED MERGER. Investors and security holders may obtain a free copy of the proxy statement and other documents that EE files with the SEC from the SEC's website at www.sec.gov and EE’s website at https://ir.epelectric.com. In addition, the proxy statement and other documents filed by EE with the SEC may be obtained from EE free of charge by directing a request to Investor Relations, Phone: 1-800-592-1634. Media inquiries can be directed to Eduardo Gutierrez at EE, Phone: 915-497-3495.

Certain Participants in the Solicitation

EE, its directors and certain of its executive officers and employees may be deemed, under SEC rules, to be participants in the solicitation of proxies from EE shareholders with respect to shareholder approval of the proposed Merger. Information regarding the names of EE’s directors and executive officers and their respective interests in EE by security holdings or otherwise is set forth in EE’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on February 28, 2019, and EE’s definitive proxy statement for its 2019 Annual Meeting of Shareholders filed with the SEC on April 12, 2019. Additional information regarding the interests of such individuals in the proposed Merger were included in the definitive proxy statement relating to the Merger when it was filed with the SEC. These documents may be obtained free of charge from the SEC's website at www.sec.gov and EE’s website at http://ir.epelectric.com.

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

Media Contacts	Investor Relations
Eddie Gutierrez	Lisa Budtke
915.543.5763	915.543.5947
eduardo.gutierrez@epelectric.com	lisa.budtke@epelectric.com

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

El Paso Electric Company
Statements of Operations
Three Months Ended June 30, 2019 and 2018
(In thousands except for per share data)
(Unaudited)

	2019	2018	Variance

Operating revenues	$203,075	$236,796	$(33,721)
Operating expenses:
Fuel and purchased power	32,106	53,463	(21,357)
Operations and maintenance	81,308	88,855	(7,547)
Depreciation and amortization	25,220	23,958	1,262
Taxes other than income taxes	18,103	17,381	722
	156,737	183,657	(26,920)
Operating income	46,338	53,139	(6,801)
Other income (deductions):
Allowance for equity funds used during construction	514	718	(204)
Investment and interest income, net	13,014	11,072	1,942
Miscellaneous non-operating income	3,090	3,072	18
Strategic transaction costs	(5,675)	—	(5,675)
Miscellaneous non-operating deductions	(2,328)	(2,769)	441
	8,615	12,093	(3,478)
Interest charges (credits):
Interest on long-term debt and revolving credit facility	18,263	18,194	69
Other interest	5,810	5,115	695
Capitalized interest	(1,457)	(1,365)	(92)
Allowance for borrowed funds used during construction	(1,062)	(772)	(290)
	21,554	21,172	382
Income before income taxes	33,399	44,060	(10,661)
Income tax expense	7,273	10,765	(3,492)
Net income	$26,126	$33,295	$(7,169)

Basic earnings per share	$0.64	$0.82	$(0.18)

Diluted earnings per share	$0.64	$0.82	$(0.18)

Dividends declared per share of common stock	$0.385	$0.360	$0.025
Weighted average number of shares outstanding	40,602	40,518	84
Weighted average number of shares and dilutive
potential shares outstanding	40,696	40,648	48

El Paso Electric Company
Statements of Operations
Six Months Ended June 30, 2019 and 2018
(In thousands except for per share data)
(Unaudited)

	2019	2018	Variance

Operating revenues	$377,438	$412,509	$(35,071)
Operating expenses:
Fuel and purchased power	80,432	105,651	(25,219)
Operations and maintenance	161,721	169,015	(7,294)
Depreciation and amortization	50,346	47,772	2,574
Taxes other than income taxes	34,292	32,888	1,404
	326,791	355,326	(28,535)
Operating income	50,647	57,183	(6,536)
Other income (deductions):
Allowance for equity funds used during construction	1,515	1,638	(123)
Investment and interest income, net	36,721	16,227	20,494
Miscellaneous non-operating income	6,138	6,208	(70)
Strategic transaction costs	(5,675)	—	(5,675)
Miscellaneous non-operating deductions	(4,685)	(5,512)	827
	34,014	18,561	15,453
Interest charges (credits):
Interest on long-term debt and revolving credit facility	37,252	36,182	1,070
Other interest	11,043	9,769	1,274
Capitalized interest	(2,989)	(2,579)	(410)
Allowance for borrowed funds used during construction	(2,034)	(1,670)	(364)
	43,272	41,702	1,570
Income before income taxes	41,389	34,042	7,347
Income tax expense	9,174	7,713	1,461
Net income	$32,215	$26,329	$5,886

Basic earnings per share	$0.79	$0.65	$0.14

Diluted earnings per share	$0.79	$0.65	$0.14

Dividends declared per share of common stock	$0.745	$0.695	$0.050
Weighted average number of shares outstanding	40,593	40,505	88
Weighted average number of shares and dilutive
potential shares outstanding	40,680	40,618	62

El Paso Electric Company
Cash Flow Summary
Six Months Ended June 30, 2019 and 2018
(In thousands and Unaudited)

	2019	2018
Cash flows from operating activities:
Net Income	$32,215	$26,329
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization of electric plant in service	50,346	47,772
Amortization of nuclear fuel	20,192	19,570
Deferred income taxes, net	7,656	4,204
Net gains on decommissioning trust funds	(21,215)	(593)
Other	6,714	8,723
Change in:
Accounts receivable	(17,536)	(23,516)
Accounts payable	(1,246)	(6,405)
Net over-collection of fuel revenues	10,700	984
Other current liabilities	2,696	10,274
Other	(32,942)	(12,915)
Net cash provided by operating activities	57,580	74,427

Cash flows from investing activities:
Cash additions to utility property, plant and equipment	(112,389)	(117,349)
Cash additions to nuclear fuel	(16,764)	(18,930)
Decommissioning trust funds	(3,698)	(2,963)
Other	(4,366)	3,236
Net cash used for investing activities	(137,217)	(136,006)

Cash flows from financing activities:
Dividends paid	(30,352)	(28,257)
Borrowings (repayments) under the revolving credit facility, net	111,566	(93,088)
Proceeds from issuance of pollution control bonds	100,600	—
Payments on purchase in lieu of redemption of pollution control bonds	(100,600)	—
Proceeds from issuance of senior notes	—	125,000
Proceeds from issuance of RGRT senior notes	—	65,000
Other	(1,597)	(2,143)
Net cash provided by financing activities	79,617	66,512

Net increase (decrease) in cash and cash equivalents	(20)	4,933

Cash and cash equivalents at beginning of period	12,900	6,990

Cash and cash equivalents at end of period	$12,880	$11,923

El Paso Electric Company
Three Months Ended June 30, 2019 and 2018
Sales and Revenues Statistics
(Unaudited)
				Increase (Decrease)
		2019	2018	Amount	Percentage
kWh sales (in thousands):
	Retail:
	Residential	675,072	783,644	(108,572)	(13.9)%
	Commercial and industrial, small	621,484	658,463	(36,979)	(5.6)%
	Commercial and industrial, large	271,857	282,508	(10,651)	(3.8)%
	Sales to public authorities	403,498	434,352	(30,854)	(7.1)%
	Total retail sales	1,971,911	2,158,967	(187,056)	(8.7)%
	Wholesale:
	Sales for resale - full requirement customer	18,310	18,566	(256)	(1.4)%
	Off-system sales	727,845	425,787	302,058	70.9%
	Total wholesale sales	746,155	444,353	301,802	67.9%
	Total kWh sales	2,718,066	2,603,320	114,746	4.4%
Operating revenues (in thousands):
	Non-fuel base revenues:
	Retail:
	Residential	$70,629	$80,177	$(9,548)	(11.9)%
	Commercial and industrial, small	54,359	56,267	(1,908)	(3.4)%
	Commercial and industrial, large	8,843	8,880	(37)	(0.4)%
	Sales to public authorities	26,120	27,016	(896)	(3.3)%
	Total retail non-fuel base revenues (a)(b)	159,951	172,340	(12,389)	(7.2)%
	Wholesale:
	Sales for resale - full requirement customer	863	867	(4)	(0.5)%
	Total non-fuel base revenues	160,814	173,207	(12,393)	(7.2)%
	Fuel revenues:
	Recovered from customers during the period	25,976	37,728	(11,752)	(31.1)%
	Under (over) collection of fuel (c)	(5,272)	7,584	(12,856)	—
	Total fuel revenues (d)(e)	20,704	45,312	(24,608)	(54.3)%
	Off-system sales (e) (f)	12,444	9,722	2,722	28.0%
	Wheeling revenues (g)	4,851	4,147	704	17.0%
	Energy efficiency cost recovery	1,330	1,884	(554)	(29.4)%
	Miscellaneous (g)	2,306	1,812	494	27.3%
	Total revenues from customers	202,449	236,084	(33,635)	(14.2)%
	Other (g)	626	712	(86)	(12.1)%
	Total operating revenues	$203,075	$236,796	$(33,721)	(14.2)%

(a)	2019 and 2018 include $7.3 million and $7.7 million, respectively, base rate decreases related to the reduction in federal statutory income tax rate enacted under the TCJA.
(b)	2019 includes $1.1 million related to the 1% increase in the El Paso franchise fee on gross revenues for services within the City of El Paso applicable to bills issued on or after October 1, 2018.
(c)	2019 includes the portion of the U.S. Department of Energy refunds related to spent fuel storage of $1.0 million that was credited to customers through the applicable fuel adjustment clauses.
(d)	Includes deregulated Palo Verde Unit 3 revenues for the New Mexico jurisdiction of $0.8 million and $1.6 million in 2019 and 2018, respectively.
(e)	Off-system sales increased due to favorable market conditions and lower gas prices, which resulted in increased margins credited to customers through the fuel adjustment clause.
(f)	Includes retained margins of $0.5 million and $0.4 million in 2019 and 2018, respectively.
(g)	Represents revenue with no related kWh sales.

El Paso Electric Company
Three Months Ended June 30, 2019 and 2018
Other Statistical Data

			Increase (Decrease)
	2019	2018	Amount	Percentage

Average number of retail customers: (a)
Residential	379,397	373,372	6,025	1.6%
Commercial and industrial, small	42,546	42,452	94	0.2%
Commercial and industrial, large	48	48	—	—
Sales to public authorities	6,294	5,581	713	12.8%
Total	428,285	421,453	6,832	1.6%

Number of retail customers (end of period): (a)
Residential	379,879	373,833	6,046	1.6%
Commercial and industrial, small	42,668	42,495	173	0.4%
Commercial and industrial, large	48	48	—	—
Sales to public authorities	6,263	5,558	705	12.7%
Total	428,858	421,934	6,924	1.6%

Weather statistics: (b)			10-Yr Average
Cooling degree days	958	1,319	1,085
Heating degree days	53	11	57

Generation and purchased power (kWh, in thousands):			Increase (Decrease)
	2019	2018	Amount	Percentage

Palo Verde	1,193,907	1,139,871	54,036	4.7%
Gas plants	1,323,315	1,256,393	66,922	5.3%
Total generation	2,517,222	2,396,264	120,958	5.0%
Purchased power:
Photovoltaic	90,190	89,241	949	1.1%
Other	238,063	237,564	499	0.2%
Total purchased power	328,253	326,805	1,448	0.4%
Total available energy	2,845,475	2,723,069	122,406	4.5%
Line losses and Company use	127,409	119,749	7,660	6.4%
Total kWh sold	2,718,066	2,603,320	114,746	4.4%

Palo Verde O&M expenses (c)	$24,237	$24,977	$(740)

Palo Verde capacity factor	87.9%	85.3%	2.6%

(a)	The number of retail customers presented is based on the number of service locations.

(b)	A degree day is recorded for each degree that the average outdoor temperature varies from a standard of 65 degrees Fahrenheit.

(c)	Represents the Company's 15.8% interest in Palo Verde.

El Paso Electric Company
Six Months Ended June 30, 2019 and 2018
Sales and Revenues Statistics
(Unaudited)
				Increase (Decrease)
		2019	2018	Amount	Percentage
kWh sales (in thousands):
	Retail:
	Residential	1,249,161	1,343,207	(94,046)	(7.0)%
	Commercial and industrial, small	1,117,851	1,157,138	(39,287)	(3.4)%
	Commercial and industrial, large	523,913	530,793	(6,880)	(1.3)%
	Sales to public authorities	735,445	762,681	(27,236)	(3.6)%
	Total retail sales	3,626,370	3,793,819	(167,449)	(4.4)%
	Wholesale:
	Sales for resale - full requirement customer	30,080	30,296	(216)	(0.7)%
	Off-system sales	1,565,007	1,290,003	275,004	21.3%
	Total wholesale sales	1,595,087	1,320,299	274,788	20.8%
	Total kWh sales	5,221,457	5,114,118	107,339	2.1%
Operating revenues (in thousands):
	Non-fuel base revenues:
	Retail:
	Residential	$125,081	$133,469	$(8,388)	(6.3)%
	Commercial and industrial, small	87,363	89,564	(2,201)	(2.5)%
	Commercial and industrial, large	16,089	16,006	83	0.5%
	Sales to public authorities	43,405	44,172	(767)	(1.7)%
	Total retail non-fuel base revenues (a)(b)	271,938	283,211	(11,273)	(4.0)%
	Wholesale:
	Sales for resale - full requirement customer	1,409	1,343	66	4.9%
	Total non-fuel base revenues	273,347	284,554	(11,207)	(3.9)%
	Fuel revenues:
	Recovered from customers during the period	54,521	77,672	(23,151)	(29.8)%
	Over collection of fuel (c)	(18,030)	(366)	(17,664)	—
	Total fuel revenues (d)(e)	36,491	77,306	(40,815)	(52.8)%
	Off-system sales (e) (f)	47,423	32,777	14,646	44.7%
	Wheeling revenues (g)	10,856	8,433	2,423	28.7%
	Energy efficiency cost recovery	3,838	3,800	38	1.0%
	Miscellaneous (g)	4,316	4,271	45	1.1%
	Total revenues from customers	376,271	411,141	(34,870)	(8.5)%
	Other (g)	1,167	1,368	(201)	(14.7)%
	Total operating revenues	$377,438	$412,509	$(35,071)	(8.5)%

(a)	2019 and 2018 include $12.4 million and $11.8 million, respectively, base rate decreases related to the reduction in federal statutory income tax rate enacted under the TCJA.
(b)	2019 includes $2.0 million related to the 1% increase in the El Paso franchise fee on gross revenues for services within the City of El Paso applicable to bills issued on or after October 1, 2018.
(c)
2019 and 2018 include the portion of the U.S. Department of Energy refunds related to spent fuel storage of $1.0 million and $1.1 million, respectively, that was credited to customers through the applicable fuel adjustment clauses.

(d)	Includes deregulated Palo Verde Unit 3 revenues for the New Mexico jurisdiction of $2.6 million and $4.0 million in 2019 and 2018, respectively.
(e)	Off-system sales increased due to favorable market conditions and lower gas prices, which resulted in increased margins credited to customers through the fuel adjustment clause.
(f)	Includes retained margins of $1.4 million and $1.0 million in 2019 and 2018, respectively.
(g)	Represents revenue with no related kWh sales.

El Paso Electric Company
Six Months Ended June 30, 2019 and 2018
Other Statistical Data

			Increase (Decrease)
	2019	2018	Amount	Percentage

Average number of retail customers: (a)
Residential	378,396	372,361	6,035	1.6%
Commercial and industrial, small	42,384	42,328	56	0.1%
Commercial and industrial, large	48	48	—	—
Sales to public authorities	6,249	5,587	662	11.8%
Total	427,077	420,324	6,753	1.6%

Number of retail customers (end of period): (a)
Residential	379,879	373,833	6,046	1.6%
Commercial and industrial, small	42,668	42,495	173	0.4%
Commercial and industrial, large	48	48	—	—
Sales to public authorities	6,263	5,558	705	12.7%
Total	428,858	421,934	6,924	1.6%

Weather statistics: (b)			10-Year Average
Cooling degree days	994	1,356	1,120
Heating degree days	1,187	976	1,181

Generation and purchased power (kWh, in thousands):			Increase (Decrease)
	2019	2018	Amount	Percentage

Palo Verde	2,558,214	2,486,378	71,836	2.9%
Gas plants	2,238,836	2,241,500	(2,664)	(0.1)%
Total generation	4,797,050	4,727,878	69,172	1.5%
Purchased power:
Photovoltaic	148,958	150,811	(1,853)	(1.2)%
Other	503,366	465,808	37,558	8.1%
Total purchased power	652,324	616,619	35,705	5.8%
Total available energy	5,449,374	5,344,497	104,877	2.0%
Line losses and Company use	227,917	230,379	(2,462)	(1.1)%
Total kWh sold	5,221,457	5,114,118	107,339	2.1%

Palo Verde O&M expenses (c)	$45,581	$47,152	$(1,571)

Palo Verde capacity factor	94.7%	92.8%	1.9%

(a)	The number of retail customers presented is based on the number of service locations.

(b)	A degree day is recorded for each degree that the average outdoor temperature varies from a standard of 65 degrees Fahrenheit.

(c)	Represents the Company's 15.8% interest in Palo Verde.

El Paso Electric Company
Financial Statistics
At June 30, 2019 and 2018
(In thousands, except number of shares, book value per common share, and ratios)
(Unaudited)

Balance Sheet	2019	2018

Cash and cash equivalents	$12,880	$11,923

Common stock equity	$1,169,005	$1,138,202
Long-term debt	1,385,917	1,385,154
Total capitalization	$2,554,922	$2,523,356

Short-term borrowings under the revolving credit facility	$160,773	$80,445

Number of shares outstanding - end of period	40,763,392	40,693,321

Book value per common share	$28.68	$27.97

Common equity ratio (a)	43.0%	43.7%
Debt ratio	57.0%	56.3%

(a)	The capitalization component includes common stock equity, long-term debt, and short-term borrowings under the RCF.